EX-FILING FEES

Calculation of Filing Fee Tables

FORM SC TO-I
(Form Type)

Destiny Alternative Fund LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$1,450,000	(1)	$0.0001102	$159.79
Fees Previously Paid	-			-
Total Transaction Valuation	$1,450,000
Total Fees Due for Filing				$159.79
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$159.79

(1) Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to 14,003 Units (approximately 5.00% of the net assets of the Fund as of March 31, 2023) based on a net asset value per Unit as of close of business on March 31, 2023 of $103.55.

Table 2 – Fee Offset
Claims and Sources(2)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

(2) Not applicable

1